Exhibit 99.1

HilleVax Reports Second Quarter 2025 Financial Results

BOSTON, August 6, 2025 – HilleVax, Inc. (Nasdaq: HLVX), a clinical-stage biopharmaceutical company focused on developing and commercializing novel vaccines, today reported financial results for the quarter ended June 30, 2025.

Second Quarter Financial Results

As of June 30, 2025 and December 31, 2024, the company had cash, cash equivalents and marketable securities totaling $159.5 million and $171.4 million, respectively.

Research and development expenses were $3.3 million, compared to $52.6 million for the six months ended June 30, 2025 and 2024. The decrease was primarily due to lower clinical development costs.

General and administrative expenses were $11.3 million, compared to $16.6 million for the six months ended June 30, 2025 and 2024. The decrease was due to lower personnel-related costs.

Other income was $3.3 million, compared to $5.3 million for the six months ended June 30, 2025 and 2024. The decrease was driven by lower accretion of marketable securities.

Net loss was $11.3 million, compared to $87.5 million for the six months ended June 30, 2025 and 2024.

Merger Transaction

In addition, on August 4, 2025, the company announced it has entered into a definitive merger agreement (the “Merger Agreement”), whereby XOMA Royalty Corporation (“XOMA Royalty”) will acquire all of the issued and outstanding common shares of the company, pursuant to which the company’s stockholders will receive $1.95 in cash per share of common stock at the closing of the merger, plus one non-transferable contingent value right (“CVR”), which represents the right to receive potential contingent cash payments following the closing. Pursuant and subject to the terms of the Merger Agreement, XOMA Royalty and its acquisition subsidiary will commence a tender offer (the “Offer”) by August 18, 2025, to acquire all outstanding shares of HilleVax common stock. The closing of the Offer is subject to customary closing conditions and is expected to close in September 2025.

Additional Information and Where to Find It

The tender offer described in this press release has not yet commenced. This press release is for informational purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of our common stock or other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by XOMA Royalty and its acquisition subsidiary, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by us. The Offer to purchase the outstanding shares of our common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE

THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by the company and XOMA Royalty by accessing the Investor Relations sections of both companies’ websites at https://ir.hillevax.com and https://www.investors.xoma.com.

Forward-Looking Statements

The company cautions you that statements contained in this report regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on the company’s current beliefs and expectations and include, but are not limited to: statements regarding the planned completion of the transactions contemplated by the Offer, the merger and the Merger Agreement and the CVR Agreement (the “Transactions”) and the timing thereof; and the potential payment of proceeds to the company’s stockholders, including pursuant to the CVR Agreement, if any. Actual results may differ from those set forth in this report due to the risks and uncertainties related to the Transactions and those inherent in the company’s business, including, without limitation: the possibility that various closing conditions set forth in the Merger Agreement may not be satisfied or waived, including uncertainties as to the percentage of the company’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the risk that the Transactions may not be completed in a timely manner, or at all, which may adversely affect the company business and the price of its common stock; costs associated with the proposed Transactions; the risk that any stockholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; the risk that activities related to the CVR Agreement may not result in any value to the company’s stockholders; and other risks and uncertainties pertaining to the company’s business described in the company’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in the company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Shane Maltbie

IR@hillevax.com

+1-617-213-5054

HilleVax, Inc.

Condensed Consolidated Statement of Operations Data

(in thousands, except share and per share data)

(unaudited)

	Six Months Ended
	June 30,
	2025	2024
Operating expenses:
Research and development	$3,311	$52,579
In-process research and development	—	15,325
General and administrative	11,278	16,621
Impairment charges	—	8,235
Total operating expenses	14,589	92,760
Loss from operations	(14,589)	(92,760)
Total other income, net	3,262	5,263
Net loss	$(11,327)	$(87,497)
Net loss per share, basic and diluted	$(0.23)	$(1.79)
Weighted-average shares of common stock outstanding, basic and diluted	50,047,899	48,819,729

HilleVax, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$159,547	$171,432
Total assets	174,914	192,690
Total liabilities	27,095	38,204
Total stockholders’ equity	147,819	154,486
Total liabilities and stockholders’ equity	174,914	192,690